EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ontrak, Inc. on Form S3 (Nos. 333-121634, 333-123772, 333-128544, 333-128931, 333-140114, 333-140593, 333-140594, 333-145906, 333-147188, 333-153053, 333-158407, 333-230475, 333-248770, and 333-259329) and Form S8 (Nos. 333-123773, 333-136446, 333-149766, 333-153054, 333-173662, 333-222276, 333-229117, 333-229717, 333-237566, 333-251965, 333-261976, 333-263942, 333-266467, 333-267316, 333-268928 and 333-269341) of our report dated April 17, 2023, on our audits of the consolidated financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 17, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
April 17, 2023